Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of [ ], 2024, is made by and between DiamiR Biosciences Corp., a Delaware corporation (the “Company” or “DiamiR”) whose mailing address is 11 Deer Park Drive, Suite 102G, Monmouth Junction, NJ 08852 and Alidad Mireskandari (the “Employee”), Employee and DiamiR are hereinunder sometimes referred to individually as a “Party” and collectively as “Parties”.

WHEREAS, DiamiR and Employee entered into that certain Employment Agreement dated as of June 24, 2022 (the “Original EA”), which is set to expire on July 11, 2024 (the “Term”);

WHEREAS, in connection with the Original EA, DiamiR and Employee entered into that certain Non-Disclosure, Non-Solicitation, and Intellectural Property Assignment Agreement dated as of June 15, 2022 (“Non-Disclosure and IP Assignment Agreement”), which remains in effect; and

WHEREAS, DiamiR and Employee seek to extend the Term of the Original EA and provide for new terms after the expiration of such extended Term.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Disclosure and IP Assignment Agreement and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Position. The terms of Employee’s position with the Company are as set forth below:

(a) Employee shall serve as Chief Executive Officer (“CEO”) of DiamiR and shall have responsibilities, duties and authority normally ascribed to that position and all such other responsibilities, duties and authority assigned to Employee by the Board of the Company from time to time in its sole discretion. The Employee’s employment by DiamiR shall be full-time and exclusive.

Employee shall act at all times to promote the Company’s business and best interests. Employee shall devote substantially all business time, labor, skill, undivided attention and best ability to the performace of his duties hereunder in a manner, which will faithfully and diligently further and expand the business and interests of the Company.

The Employee shall use his best efforts to perform his duties hereunder. The Employee shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in any business or entity that engages in the same business in which the Company engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Employee from holding any shares or other securities of any competitor that is listed on any securities exchange or recognized securities market anywhere if such shares or securities represent less than 5% of the competitors outstanding shares and securities. The Employee shall notify the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

(b) Employee will directly report to the Board of the Company.

2. Employment Term. Employee shall continue his role as CEO under the terms of the Original EA for three months after the Term, with the option to extend his role on the same terms on a month to month to month basis; provided, however, that upon the closing (the “Commencement Date”) of an underwritten public offering of the Company’s common stock on a national exchange (the “IPO”), all of the terms set forth herein will immediately take effect. Unless the Employee’s employment shall sooner terminate pursuant to Section 3, the Company shall employ the Employee for a term commencing on the Commencement Date and ending on the second anniversary of the Date (the “Initial Period”). Effective upon the expiration of the Initial Period and of each Additional Period (as defined below), the Employee’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Period”), in each such case, commencing upon the expiration of the Initial Period or the then current Additional Period, as the case may be, unless, at least thirty (30) days prior to the expiration of the Initial Period or any Additional Period, either Party shall give written notice to the other (a “Non-Extension Notice”) of its intention not to extend the term thereof. A Non-Extension Notice delivered by the Company shall not constitute a without Cause termination under Section 3.

3. Termination.

A.	Accrued Obligations. Upon the termination of Employee’s employment with the Company for any reason, Employee shall be entitled to receive (i) any Base Salary that had accrued but had not been paid on or before the termination date; and (ii) any reimbursement due to Employee pursuant to Section 6(c) (collectively, the “Accrued Obligations”).

B.	Involuntary Termination. If Employee’s employment is terminated by the Company without Cause (as defined herein) or if Employee resigns from Employee’s employment for Good Reason (as defined herein) (for purposes of clarity, a termination without Cause does not include a termination that occurs as a result of Employee’s death or disability), and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Employee signs and does not revoke a general release of all claims in the form prescribed by the Company (a “Release”) and such Release becomes effective within thirty (30) days of Employee’s Separation (the “Deadline”), then in addition to the Accrued Obligations, Employee shall receive a single lump sum payment in an amount equal to nine months of Base Salary at the time of Separation.

C.	Termination for Cause. If Employee’s employment with the company terminates for Cause by the Company or due to Employee’s death or Total Disability, then all payments of compensation by the Company to Employee hereunder will terminate immediately (except Accrued Obligations). For purposes hereof, Employee shall be deemed to experience a Total Disability if he shall have been unable to perform his duties hereunder on a full-time basis for 60 consecutive days or longer, or for shorter periods aggregating 90 days in any 360-day period.

D.	Voluntary Termination. Employee may terminate his employment without Good Reason upon 45 days written notice, in which case and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Employee signs and does not revoke a general release of all claims inter form prescribed by the Company (a “Release”) and such Release becomes effective within thirty (30) days of Employee’s Separation (the “Deadline”), Employee (or his estate or representative, as applicable) shall be paid the Accrued Obligations.

E.	Voluntary Termination Due to Change in Control. In the event that Employee’s employment is terminated because of a change in control (as defined herein) of the Company, Employee will be paid all Accrued Obligations, Bonuses to the extent earned, and nine months of Base Salary. Additionally, non-vested Options and RSUs granted to Employee, described in Section 3 and Schedule B, shall vest on the date of termination (“Accelerated Vesting”). For purposes of this Agreement, a “change in control” shall be defined as the sale of more than fifty percent (50%) of the Company’s outstanding capital stock, other than in connection with an underwritten public offering of the Company’s securities, or a merger (or similar transaction) in which the Company is not the surviving entity and following which the Company’s shareholders immediately prior to such transaction no longer control a majority of the Company’s or the surviving entity’s voting stock.

F.	Forfeiture of Rights. In the event that, subsequent to termination of Employee’s employment hereunder, Employee breaches any of the provisions of the Non-Disclosure and IP Assignment Agreement in any material respect, all payments and benefits to which Employee may otherwise have been entitled to pursuant to this Section 3 hereof shall immediately terminate and be forfeited.

4. Definitions.

A.	Cause. For purposes of this Agreement, “Cause” is defined as

(i)	Employee’s willful fraud upon, or deliberate injury or attempted injury to, the Company;

(ii)	Employee’s gross negligence or intentional misconduct with respect to the performance of Employee’s duties under this Agreement or any contract between Employee and the Company;

(iii)	conduct of Employee that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Employee’s gross unfitness to serve, including continued or excessive absences or tardiness (not including authorized leaves or absence, FMLA leave, or absences that are a result of an accommodation under ADA);

(iv)	Employee’s material breach of: (x) this Agreement or the Non-Disclosure and IP Assignment Agreement or (y) any statutory (including fiduciary) duty of the Employee to the Company; provided, however, that no such termination under subsection (iv) or (ii) above will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions within ten (10) day period following receipt of such written notice.

B.	Good Reason. For purposes of this Agreement, “Good Reason” is defined as a voluntary resignation by Employee upon thirty (30) days prior written notice to the Company, within sixty (60) days following the occurrence of one or more of the following events without Employee’s prior written consent: (i) a material reduction of Employee’s responsibilities, authority, titles or offices resulting in material diminution of his position, excluding for this purpose an isolated, insubstantial, inadvertent action not taken in bad faith; (ii) a reduction of more than twenty percent (20%) of Employee’s Base Salary, other than as a part of an across-the-board salary reduction applicable to executive officers of the Company; or (iii) a material breach by the Company of this Agreement; and provided further that the Company shall have thirty (30) days after delivery of such notice to cure one or more of the foregoing events identified in such written notice, and only if the Company does not cure within that time shall there be Good Reason.

5. Compensation. In consideration of the services to be rendered hereunder, the Company hereby agrees to pay Employee the compensation as set forth herein.

(a) Base Salary. Employee will be paid an initial annual base salary of $350,000 which will be paid monthly, in accordance with the Company’s regular payroll practices (“Base Salary”), starting on the Commencement Date until the twelve month anniversary thereof.

Additionally, on the first annual anniversary of the Commencement Date, the annual Base Salary will increase to $367,500.

(b) Performance Bonuses. In addition to the Base Salary, Employee shall be eligible to receive an annual bonus (the “Bonus”) in such amounts up to 80% of Base Salary, as shall be determined in the sole discretion of the Compensation Committee of the Board of the Company following the end of each fiscal year.

Additionally, Employee will be paid a one-time bonus of $50,000, split into two payments of $25,000 to be paid on the six and twelve month anniversary of the IPO.

(c) Options. In addition to (and not in lieu of) the Base Salary and any Bonus, Employee shall be entitled to an aggregate of 150,000 options to purchase shares of the Company’s common stock (“Options”), which shall be granted on the Commencement Date, at the price paid by investors for the securities issued in the IPO and shall vest in accordance with Schedule B; provided however, that Employee shall only be entitled to the Options and vesting of same if he remains employed by the Company on any such vesting date.

In addition to the above, the Compensation Committee of the Board of Directors, at its discretion, can issue additional options during its annual performance review process tied to specific vesting milestones.

(d) Periodic Review of Compensation. Upon completion of the Initial Term and of each Additional Term, the Board shall perform a review of Employee’s Base Salary and Bonuses and shall determine the appropriate adjustments to each of the components. Additionally, the Board shall determine if a new grant of Options to the Employee is warranted. The review shall be completed within seventy five (75) days of the start of each Additional Term.

6. Benefits.

(a) Benefit Plan – Health Insurance, Life Insurance, Retirement. Employee will be eligible to participate in DiamiR group health insurance program (which includes prescription benefits), by paying a portion of the premium. Employee may elect to waive the coverage provided by the DiamiR program. In this case, Employee will be paid a taxable medical reimbursement of $500 a month.

Employee will also be eligible to participate in dental and vision plans, and DiamiR will cover the cost of Employee’s participation, while the cost of externding the coverage to Employee’s dependents will be covered by the Employee.

The Company will also pay for Employee’s enrollment in group life insurance.

The company will also make a matching contribution of up to 4% of Employee’s base salary to a 401K or similar plan.

(b) Vacation; Sick Leave. Employee will be entitled to twenty (20) days of paid time off per year. Vacation may not be taken before it is accrued during the current year. Employee shall coordinate his vacation plans with the Board of Directors or its designee, so as not to endanger important projects, deliverables and deadlines of the Company.

(c) Other Benefits. Expenses. The Company will provide Employee with standard business reimbursements subject to Company policies and procedures and with appropriate receipts. Any unsual expenses, and expenses exceeding $1,000 prior to the Commencement Date and and as will be determined by the Audit Committee of the Board after the Commencement Date, require pre-approval by the Board.

7. Legal Employment, Non-Disclosure and IP Assigment Agreement. By signing this Agreement, Employee acknowledges and agrees that the terms of the Non-Disclosure and IP Assigment Agreement shall extend during the Term and survive this Agreement as set forth herein. This offer is further contingent upon the fact that Employee has proof that he is legally able to work in the United States.

8. Non-Solicitation. Employee agrees to the non-solicitation terms set forth in the Non-Disclosure Agreement.

9. Arbitration. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of New York. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement is to be settled by arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The provisions of this Section 6 shall specifically survive the termination of this Agreement.

10. Miscellaneous. This Employment Agreement, together with the Schedules and Non-Disclosure Agreement, sets forth the terms of Employee’s employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Agreement may not be modified, amended and no provision may be waived, except by a written agreement, signed by the Company and by Employee. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. The waiver of any breach of any provision of this Employment Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Employment Agreement. This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee. This Agreement may be executed in several original or facsimile or digital copy counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Facsimile or digitally transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

11. No Inconsistent Obligations. Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Employee is a party or by which the Employee is or may be bound. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

12. Survival. The provisions of this Agreement containing express survival clauses as well as the provisions of this Agreement which are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

13. Assistance in Litigation. Employee shall, during and after termination of employment, upon reasonable notice, furnish suchinformation and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

14. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	DiamiR Biosciences Corp.
Kira Sheinerman, Executive Chairperson of the Board
11 Deer Park Drive, Suite 102G, Monmouth Junction, NJ 08852
	Email:	ksheinerman@diamirbio.com

If to Employee:

Alidad Mireskandari

Email:	alidad55@gmail.com

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EMPLOYEE	DiamiR Biosciences Corp.

By:
Alidad Mireskandari, PhD, MBA	Kira Sheinerman, PhD, MBA

EXHIBIT A

150,000 Options granted upon the Commencement Date, with an exercise price equal to the price of securities issued in the IPO, vesting in accordance with the following schedule:

10,000	Options vesting on the closing of the IPO.

80,000	Options vesting quarterly, over 8 quarters.

20,000	Options vesting upon the completion and the publishing of the clinical validation study of CogniMIR® to meet CLIA requirements.

20,000	Options vesting upon the Company signing a partnership with 3rd party for development or testing services.

20,000	Options vesting upon the Company reaching $1,000,000 revenue generated by the company, including from BioPharma services, collaboration, and partnership.

All unvested Options shall immediately vest upon “change in control,” which shall be defined as the sale of more than fifty percent (50%) of the Company’s outstanding capital stock, other than in connection with an underwritten public offering of the Company’s securities, or a merger (or similar transaction) in which the Company is not the surviving entity and following which the Company’s shareholders immediately prior to such transaction no longer control a majority of the Company’s or the surviving entity’s voting stock.

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